Exhibit 99.1

This FAQ was supplied to MorphoSys senior leadership:

MorphoSys Employee FAQ

Project Woods

Last Updated: 5.2.24

Novartis Acquisition Questions:

1.	What implications will the proposed acquisition by Novartis have for me as an employee and our day-to-day business?

Novartis’ motivation for acquiring MorphoSys starts with our highly-skilled team and clinical programs. As a result, we expect a thoughtful integration following the anticipated closing of the transaction.

Until the transaction closes, we will continue to operate as a separate, independent company. Currently, it is business as usual and there are no changes to reporting structures or day-to-day responsibilities. We will keep everyone updated as the specific plans for the integration come together.

2.	What are the next steps in the acquisition process? When will this process be completed?

As a next step, Novartis will submit the offer document to the BaFin, Germany’s Federal Financial Supervisory Authority. After its approval, the offer document will be published, and the acceptance period will begin. During the acceptance period, our shareholders must decide whether they want to accept the offer and tender their shares. The offer requires a minimum acceptance threshold of 65% to be successful. We are confident we will achieve this given the attractive offer price and strategic rationale.

We currently expect the closing to take place in the first half of 2024.

3.	What will happen to my compensation, STI, LTI and benefits during the acquisition process?

Currently, there are no changes to reporting structures, compensation, STI, LTI or benefits. We will keep everyone updated as the specific plans for the integration come together.

4.	When will I know if I will be retained or let go? What will my severance package be if I’m let go?

As we’ve shared, Novartis values our team. At this point, it is too early to talk specifically about the details of the integration planning process. We will keep everyone updated as the specific plans for the integration come together.

5.

In the agreement with Novartis, it states that Novartis will maintain MorphoSys’ site in Planegg following the closing, but not in Boston. Does that mean anyone who works in the U.S. and/or out of our Boston office will be let go?

No. This does not mean that if you work in the U.S. you will be let go. At this point, it is too early to talk specifically about the details of the integration planning process. We will keep everyone updated as the specific plans for the integration come together.

6.	Is it already confirmed that Novartis will close our Boston Office? If so, when do they plan to do this?

Until the transaction closes, we will continue to operate as a separate, independent company. At this point, our Boston office will remain open during the acquisition process. It is too early to talk specifically about the details of the integration planning process. We will keep everyone updated as the specific plans for the integration come together.

7.	Will MorphoSys’ Executive Committee have roles within Novartis?

At this point, it is too early to talk specifically about the details of the integration planning process. We will keep everyone updated as the specific plans for the integration come together.

8.	Can the proposed acquisition not go through?

We, along with Novartis, are fully committed to making the proposed acquisition a reality. The offer is subject to customary closing conditions, in particular a minimum acceptance threshold of 65% of MorphoSys’ share capital and regulatory clearances. Given the attractive offer price and strategic rationale for why this decision was made, we remain confident that the deal will close.

9.	Will I be able to tender my MorphoSys shares as employee who owns shares? If so, when can I do this?

Yes. Employees who own MorphoSys shares can, like every other shareholder, decide whether they want to accept the offer and tender their shares into the offer during the acceptance period.

10.	I’m in the middle of implementing X, can I continue?

Until the transaction closes, we will continue to operate as a separate, independent company. But there are business decisions we will take to Novartis for their consideration prior to proceeding. Please check with your function’s Leadership team member and Executive Committee member before entering any binding financial commitments.

11.	What do I do if I am contacted by a Novartis employee either directly or through my personal network?

Please keep in mind that, until the transaction closes, we continue to operate as a separate, independent company. Please focus on continuing business as usual, which does not require you to engage with Novartis. If someone from Novartis reaches out to you or you have any questions, please contact your function leader before responding.

12.	Should I actively contact Novartis to make them aware of my skills?

Please keep in mind that, until the transaction closes, we continue to operate as a separate, independent company. Please focus on continuing business as usual, which does not require you to engage with Novartis. If someone from Novartis reaches out to you or you have any questions, please contact your function leader before responding.

13.	What other restrictions are there during the acquisition process?

MorphoSys has agreed to adhere to certain restrictions on its operations, which will be supervised by the Executive Committee. You should not communicate or respond to questions about the deal without first discussing with your function leader. If you have any questions, please contact your function leader.

Sale of Tafasitamab to Incyte Questions:

14.	Why did you sell tafasitamab to Incyte? Is this a separate transaction from the Novartis acquisition? Why wasn’t this program a part of the proposed transaction with Novartis?

Yes, the agreement with Incyte for the sale and transfer of all tafasitamab rights is separate from the proposed transaction with Novartis.

Given the proposed acquisition by Novartis and our long-standing partnership with Incyte, we feel this is the best home for tafasitamab. At this time, Incyte is well positioned to drive the therapy’s future growth opportunities forward successfully and more efficiently on its own.

15.	What are the next steps in the selling process? When will this process begin? When will it be completed?

The agreement we entered into with Incyte became final upon signing. Under the terms of the agreement, both companies aligned on a plan as to when services, knowledge, inventory, licenses and other assets would be transferred to Incyte.

MorphoSys and Incyte will start the transition process immediately and plan to complete this as soon possible. If you work on the tafasitamab business or commercial programs, you will receive further information from your function leader.

16.

What happens to my job since I only support tafasitamab? What will I do after the transition process for the sale is complete, but the acquisition process is still underway? Will I have work to do? Or will I be let go?

The agreement with Incyte does not include the transfer of employees. MorphoSys employees that support the Monjuvi commercial business and tafasitamab clinical programs are asked to support the transition process. We will keep everyone updated on next steps.

17.	I have a counterpart at Incyte that I speak with every day. Are there any parameters as to the nature of my discussions with them?

You are allowed to talk to your counterpart about the sale to Incyte as long as you do not reveal information that you normally would not share (due to confidentiality). If you are uncertain about certain topics, please contact your function leader.

18.	What other restrictions are there during the sale process?

MorphoSys and Incyte will start the transition process immediately and plan to complete this as soon as possible. If you work on the tafasitamab business or commercial programs, you will be contacted by your function leader for how you can support the transition process.

General Questions:

19.	What should I do if I am contacted by the media or other third parties about these transactions?

If you receive any inquiries outside of your day-to-day business partners – including media, investors and financial analysts – please direct them to Thomas Biegi, Julia Neugebauer and Eamonn Nolan.

20.	How will this impact ongoing clinical trials? Will this cause clinical program timeline delays (e.g., pelabresib approval in first-line myelofibrosis, tafasitamab Phase 3 readouts, etc.)?

All active clinical trials remain ongoing. MorphoSys, Novartis and Incyte are committed to maintaining business continuity to ensure all timelines and milestones are reached and executed seamlessly.

21.	What do we tell our clinical investigators, patient advocates and business partners?

Your function’s respective Executive Committee members and Leadership Team members were supplied with an email and key messages that you can use to update your current partners and customers on this news. Please work and talk with your function’s leadership on how and when to distribute communications to partners.

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Additional Information and Where to Find It

The takeover offer described in this communication (the “Takeover Offer”) has not yet commenced. This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of MorphoSys AG (the “Company”). The final terms and further provisions regarding the Takeover Offer will be in the offer document once the publication of the offer document by Novartis data42 AG (the “Bidder”) has been approved by the German Federal Financial Supervisory Authority (the “BaFin”), after which the offer document will be filed with the U.S. Securities and Exchange Commission (the “SEC”). A solicitation and an offer to buy shares of the Company will be made only pursuant the offer document. In connection with the Takeover Offer, the Bidder and Novartis AG will file a Tender Offer Statement on Schedule TO with the SEC (together with the offer document, an Offer to Purchase including the means to tender and other related documents, the “Takeover Offer Documents”), the Company’s management board and supervisory board will issue a joint reasoned statement in accordance with sec. 27 of the German Securities Acquisition and Takeover Act and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC (together with the joint reasoned statement, the “Recommendation Statements”). THE COMPANY’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TAKEOVER OFFER DOCUMENTS AND THE RECOMMENDATION STATEMENTS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TAKEOVER OFFER. The Takeover Offer Documents and the Recommendation Statements will be distributed to all stockholders of the Company in accordance with German and U.S. securities laws. The Tender Offer Statement on Schedule TO and the Solicitation/Recommendation Statement on Schedule 14D-9 will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting the Bidder or the Company. Free copies of these materials and certain other offering documents will be made available on the Company’s website in English at morphosys.com/en/investors/Novartis-TakeoverOffer and in German at morphosys.com/de/investoren/Novartis-TakeoverOffer, by mail to MorphoSys AG, Semmelweisstrasse 7, 82152 Planegg, Germany or by phone at +49 89 8992 7179.

In addition to the Offer to Purchase, including the means to tender and certain other Takeover Offer Documents, as well as the Solicitation/Recommendation Statement, the Company files other information with the SEC. The Company’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov and are also available free of charge under the “SEC Filings” section of the Company’s website at www.morphosys.com/en/investors.

In order to reconcile certain areas where German law and U.S. law conflict, Novartis AG and the Bidder expect to request no-action and exemptive relief from the SEC to conduct the Takeover Offer in the manner described in the offer document.

Acceptance of the Takeover Offer by stockholders residing outside Germany and the United States of America may be subject to further legal requirements. With respect to the acceptance of the Takeover Offer outside Germany and the United States, no responsibility is assumed for the compliance with such legal requirements applicable in the respective jurisdiction.

Forward Looking Statements

This communication contains certain forward-looking statements concerning the Company, the Bidder and the Takeover Offer that involve substantial risks and uncertainties. Forward-looking statements include any statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “goal,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this communication, the Company’s forward-looking statements include statements about the parties’ ability to satisfy the conditions to the consummation of the Takeover Offer; statements about the expected timetable for the consummation of the Takeover Offer; the Company’s plans, objectives, expectations and intentions; and the financial condition, results of operations and business of the Company and Novartis AG.

The forward-looking statements contained in this communication represent the judgment of the Company as of the date of this communication and involve known and unknown risks and uncertainties, which might cause the actual results, financial condition and liquidity, performance or achievements of the Company, or industry results, to be materially different from any historic or future results, financial conditions and liquidity, performance or achievements expressed or implied by such forward-looking statements. In addition, even if the Company’s results, performance, financial condition and liquidity, and the development of the industry in which it operates are consistent with such forward-looking statements, they may not be predictive of results or developments in future periods. Those risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include, among other things: uncertainties as to the timing of the Takeover Offer; uncertainties as to how many of the Company’s stockholders will tender their stock in the Takeover Offer; the possibility that competing offers will be made; the possibility that various conditions for the Takeover Offer may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Takeover Offer; the effects of the Takeover Offer on relationships with employees, other business partners or governmental entities; that the Bidder and Novartis AG may not realize the potential benefits of the Takeover Offer; transaction costs associated with the Takeover Offer; that the Company’s expectations may be incorrect; the inherent uncertainties associated with competitive developments, clinical trial and product development activities and regulatory approval requirements; the Company’s reliance on collaborations with third parties; estimating the commercial potential of the Company’s development programs; and other risks indicated in the risk factors included in the Company’s filings with the SEC, including the Company’s Annual Report on Form 20-F, as well as the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by the Company and the Tender Offer Statement on Schedule TO and related Takeover Offer Documents to be filed by the Bidder and Novartis AG. Given these uncertainties, the reader is advised not to place any undue reliance on such forward-looking statements. These forward-looking statements speak only as of the date of publication of this communication. The Company and the Bidder expressly disclaim any obligation to update any such forward-looking statements in this communication to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements, unless specifically required by law or regulation.